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                                                                   Exhibit 10.32

                            BAXTER INTERNATIONAL INC.
                NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

                            (Effective July 1, 2003)

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                            BAXTER INTERNATIONAL INC.
                NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

                            (Effective July 1, 2003)

                                    ARTICLE I

                           PURPOSE AND EFFECTIVE DATE

     1.1 Purpose. The Baxter International Inc. Non-Employee Director Deferred Compensation Plan (the "Plan") has been adopted by Baxter International Inc. ("Baxter"). The Plan is intended to help Baxter attract and retain the services of qualified individuals to serve as non-employee members of its Board of Directors by offering them the opportunity to defer payment of compensation through an unfunded deferred compensation arrangement.

     1.2  Effective Date. The effective date of this Plan is July 1, 2003.

                                   ARTICLE II

                                   DEFINITIONS

     2.1 Account. The bookkeeping account established to record a Participant's interest in the Plan as provided in Article IV.

     2.2 Administrator. The person or entity appointed to administer the Plan as provided in Article VII.

     2.3 Baxter. Baxter International Inc., a Delaware corporation, and any other company that succeeds to the obligations of Baxter under this Plan pursuant to Section 9.8.

     2.4 Beneficiary. A Participant's Beneficiary, as defined in Article VI, is the Beneficiary designated to receive the Participant's Account, if any, from the Plan, upon the death of the Participant.

     2.5  Board. The Board of Directors of Baxter.

     2.6 Compensation. All cash compensation payable by Baxter to a Participant for his/her services as a member of the Board, including without limitation any annual retainer, fees for attending meetings of the Board or any committee thereof, fees for acting as chairperson of any Board or committee meeting, and any other fees as may become payable to a Non-Employee Director.

     2.7  Compensation Committee. The Compensation Committee of the Board.

     2.8 Deferral. The Deferral is the amount of the Participant's Compensation which the Participant elected to defer and contribute to the Plan which, but for such election, would have otherwise been paid to him/her.

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     2.9  Deferral Election. The election which a Participant must make, in accordance with the rules and procedures as may be established by the Administrator, in order to defer a portion of his or her Compensation into the Plan.

     2.10 Distribution Election. The election which a Participant must make, in accordance with the rules and procedures as may be established by the Administrator to:

          (a) Select the manner in which the Participant's Account will be distributed upon Termination; and/or

          (b) Request a scheduled in-service distribution of all or a portion of his or her Account.

To be effective, a Distribution Election must be filed within the time prescribed by the Administrator.

     2.11 Non-Employee Director. Any member of the Board who is not an employee of Baxter or its subsidiaries and who receives Compensation for his services as a member of the Board.

     2.12 Participant. A Participant is any Non-Employee Director or former Non-Employee Director who has an Account balance in the Plan.

     2.13 Plan Year. The Plan Year is the calendar year. The first Plan Year shall be the six month period commencing July 1, 2003, and ending December 31, 2003.

     2.14 Termination. For purposes of the Plan, Termination means a Participant ceasing to be a member of the Board for any reason, including resignation, removal, death or failure to be re-elected. A Participant who ceases to be a Non-Employee Director, but is still a member of the Board, shall not have incurred a Termination.

     2.15 Unforeseeable Emergency/Hardship. A severe financial hardship resulting from a sudden or unexpected illness or accident of the Participant or one of his or her dependents, loss of the Participant's property due to casualty or similar extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant, as determined by the Administrator in accordance with the standards established by regulations issued under (S)457 of the Internal Revenue Code or other applicable law.

                                   ARTICLE III

                     ELIGIBILITY FOR COMPENSATION DEFERRALS

     3.1 Compensation Deferral Elections. Any Non-Employee Director may elect to defer all or a portion of his or her Compensation in accordance with applicable rules and procedures established by the Administrator.

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     3.2  Timing of and Changes in Deferral Election. A Non-Employee Director
may make a Deferral Election for each Plan Year during the annual enrollment period established by the Administrator prior to the beginning of the Plan Year, and such Deferral Election shall apply to all Compensation payable to such Non-Employee Director during the Plan Year.

          (a) New Non-Employee Director. A person who is elected as a Non-Employee Director during a Plan Year may make a Deferral Election within a reasonable enrollment period established by the Administrator as soon as administratively feasible prior to the beginning of a calendar quarter commencing after the Non-Employee Director's election, and such election shall apply to all Compensation received in such quarter and the remainder of the Plan Year.

          (b) Initial Enrollment Period. Notwithstanding the above, Deferral Elections made during the Plan's initial enrollment period prior to the July 1, 2003 effective date for the Plan (or by a Non-Employee Director elected following the initial enrollment period and before the first annual enrollment period thereafter) shall be effective for all Compensation payable through December 31, 2004, unless properly revoked in accordance with Section 3.2(c) below.

          (c) Revocation. A Participant who has a Deferral Election in effect may not change such election during the Plan Year, but may revoke such election in accordance with procedures established by the Administrator. Such revocation shall apply to all Compensation earned by the Participant beginning with the first calendar quarter after the Deferral Election is revoked, and, notwithstanding the first sentence of this Section 3.2, such Participant shall not be eligible to make a new Deferral Election until the first Plan Year beginning at least twelve months after the Deferral Election is revoked.

                                   ARTICLE IV

                              CREDITING OF ACCOUNTS

     4.1 Crediting of Accounts. All amounts deferred by a Participant under the Plan shall be credited to his/her Account in the Plan. Each Participant's Account shall be credited or charged with its share of investment earnings or losses determined in accordance with Section 4.2, and shall be charged with all distributions made to the Participant or his/her Beneficiary. Accounts shall be maintained for bookkeeping purposes only, and shall not require the segregation of funds or establishment of a separate fund.

     4.2 Earnings. Each Participant's Account shall be adjusted upward or downward, on a weekly (or as otherwise determined by the Administrator) basis to reflect the investment return that would have been realized had such amounts been invested in one or more investments

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selected by the Participant from among the assumed investment alternatives designated by the Administrator for use under the Plan. Until otherwise determined by the Administrator in its sole discretion, the investment alternatives shall be the same as those available under the Baxter International Inc. and Subsidiaries Deferred Compensation Plan, except for the Baxter Common Stock Fund, and Accounts for which no election is made shall be invested in the Stable Income Fund. Prior to the first day of each calendar quarter (or at such other intervals as may be determined by the Administrator), Participants may change the assumed investment alternatives in which their Account will be deemed invested for such quarter. Participant elections of assumed investment alternatives shall be made at the time and in the form determined by the Administrator, and shall be subject to such other restrictions and limitations as the Administrator shall determine.

     4.3 Vesting. Subject to Sections 9.1 and 9.2, a Participant is always 100% vested in his or her Account in the Plan at all times.


                                    ARTICLE V

                            DISTRIBUTION OF BENEFITS

     5.1 Distribution of Benefits. Subject to Section 5.2, distribution of a Participant's Account, if any, will commence as soon as administratively feasible in accordance with this Article V and the Participant's Distribution Election.

     5.2  Distribution.

          A. Upon Termination. A Participant's Account will be paid after the Participant's Termination, in accordance with such Participant's Distribution Election. If multiple Distribution Election forms are on file with Baxter, the Distribution Election form that was properly completed and submitted latest in time will be honored. Such Distribution Election shall apply to the Participant's entire Deferred Compensation Account balance at his or her Termination. A Participant may change the form of payment designated on his or her Distribution Election form from time to time in accordance with procedures established by the Administrator; provided that if the Participant incurs a Termination within 12 months after changing the form of payment designated the change shall be disregarded and his/her Account shall be distributed in accordance with the form of payment designated prior to the change.

          B. In-Service. A Participant may also elect to receive a distribution of all or a portion of his or her Account during a future Plan Year, by filing a Distribution Election form with the Administrator, specifying the dollar amount of the distribution, provided that such form is filed at least 24 months prior to the date distribution is to commence and may not be revoked within 12 months of the distribution date. If the balance in the Participant's Deferred Compensation Account on the specified distribution date is less than the dollar amount requested, the entire balance of the Deferred Compensation Account shall be distributed. If the Participant has a Termination prior to the specific date requested on a Distribution Election form for an in-service distribution, the in-service Distribution Election shall be ignored and the Participant's Distribution Election with respect to Termination shall be followed.

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          C. Forms. The forms of distribution are:

             (a) a lump sum payment, or

             (b) annual installments of at least 2 years, but not to exceed 15 years.

Annual installments will commence in accordance with the Participant's Distribution Election, and each installment shall be equal to the remaining balance in the Participant's Account immediately prior to such payment divided by the number of installments remaining to be paid. Lump sum payments will be made in accordance with the Participant's Distribution Election. If a Participant does not timely elect a form of distribution, the Participant's election will default to a lump sum payment in the first quarter of the Plan Year following the Participant's Termination.

Notwithstanding the above, a Participant whose Account totals less than $50,000 as of the last day of the Plan Year in which he or she incurs a Termination will receive lump sum payment of his or her Account in the first quarter of the Plan Year following the Participant's Termination.

The Administrator has the right to postpone the payment of any Account for up to one year from the date on which the credits would otherwise be paid.

     5.3 Effect of Payment. Payment to the person, trust or other entity reasonably and in good faith determined by the Administrator to be the Participant's Beneficiary will completely discharge any obligations Baxter or any of its subsidiaries may have under the Plan. If a Plan benefit is payable to a minor or a person declared to be incompetent or to a person the Administrator in good faith believes to be incompetent or incapable of handling the disposition of property, the Administrator may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor and such decision by the Administrator is binding on all parties. The Administrator may initiate whatever action it deems appropriate to ensure that benefits are properly paid to an appropriate guardian.

The Administrator may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution will completely discharge the Administrator, Baxter and its subsidiaries from all liability with respect to such benefit.

     5.4 Taxation of Plan Benefits. It is intended that each Participant will be taxed on amounts credited to him or her under the Plan at the time such amounts are received, and the provisions of the Plan will be interpreted consistent with that intention.

     5.5 Distribution Due to Unforeseeable Emergency/Hardship. Upon written request of a Participant and the showing of Unforeseeable Emergency, the Administrator may authorize distribution of all or a portion of the Participant's Accounts, and or the acceleration of any installment payments being made from the Plan, but only to the extent reasonably necessary to relieve the Unforeseeable Emergency. In any event, payment may not be made to the extent such Unforeseeable Emergency is or may be satisfied through reimbursement by insurance or otherwise, including, but not limited to, liquidation of the Participant's assets, to the extent that such liquidation would not in and of itself cause severe financial hardship. In addition, such

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Participant is precluded from enrolling in the Plan for the entire Plan Year beginning January 1 after the request is approved.

                                   ARTICLE VI

                             BENEFICIARY DESIGNATION

     6.1 Beneficiary Designation. Each Participant has the right to designate one or more persons, trusts or, with the Administrator's approval, other entity as the Participant's Beneficiary, primary as well as secondary, to whom benefits under this Plan will be paid in the event of the Participant's death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation will be in a written form prescribed by the Administrator and will be effective only when filed with the Administrator during the Participant's lifetime.

     6.2 Amendments to Beneficiary Designation. Any Beneficiary designation may be changed by a Participant without the consent of any Beneficiary by the filing of a new Beneficiary designation with the Administrator. Filing a Beneficiary designation as to any benefits available under the Plan revokes all prior Beneficiary designations effective as of the date such Beneficiary designation is received by the Administrator. If a Participant's Account is community property, any Beneficiary designation will be valid or effective only as permitted under applicable law.

     6.3 No Beneficiary Designation. In the absence of an effective Beneficiary designation, or if all Beneficiaries predecease the Participant, the Participant's estate will be the Beneficiary. If a Beneficiary dies after the Participant and before payment of benefits under this Plan has been completed, and no secondary Beneficiary has been designated to receive such Beneficiary's share, the remaining benefits will be payable to the Beneficiary's estate.

                                   ARTICLE VII

                                 ADMINISTRATION

     7.1 Administration. The Plan is administered by the Administrative Committee, which shall be the Administrator for all purposes of the Plan and shall be appointed by the Board or Compensation Committee. Notwithstanding the foregoing, all authority to administer the Plan, including the authority to adopt and implement all rules and procedures for the administration of the Plan and authority to amend the Plan, may also be exercised by the Corporate Secretary of Baxter, and all references to the Administrator herein shall, as appropriate, be construed to also refer to such person.

     7.2 Administrator Powers. The Administrator has such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power, right and duty to construe, interpret and enforce the Plan provisions and to determine all questions arising under the Plan including, but not by way of limitation, questions of Plan participation, eligibility for Plan benefits and the rights of Non-Employee Directors, Participants, Beneficiaries and other persons to benefits under the Plan and to determine the amount, manner and time of payment of

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any benefits hereunder, and to adopt procedures, rules, regulations and forms to be utilized in the efficient administration of the Plan which may alter any procedural provision of the Plan without the necessity of an amendment. The Administrator is empowered to employ agents (who may also be employees of Baxter) and to delegate to them any of the administrative duties imposed upon the Administrator or Baxter.

     7.3 Finality of Decisions. Any ruling, regulation, procedure or decision of the Administrator will be conclusive and binding upon all persons affected by it. There will be no appeal from any ruling by the Administrator that is within its authority.

     7.4 Indemnity. To the extent permitted by applicable law and to the extent that they are not indemnified or saved harmless under any liability insurance contracts, any present or former employees, officers, or directors of Baxter, or its subsidiaries or affiliates, if any, will be indemnified and saved harmless by Baxter from and against any and all liabilities or allegations of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in the administration of the Plan, including all expenses reasonably incurred in their defense in the event that Baxter fails to provide such defense after having been requested in writing to do so.

                                  ARTICLE VIII

                        AMENDMENT AND TERMINATION OF PLAN

     8.1 Amendment. The Board, the Compensation Committee or the Administrator may amend the Plan at any time, except that no amendment will decrease the Accounts of Participants and Beneficiaries at the time of the amendment.

     8.2 Right to Terminate. The Board or the Compensation Committee may at any time terminate the Plan.

     8.3 Payment at Termination. If the Plan is terminated, payment of each affected Participant's Account to the Participant or Beneficiary for whom they are held will commence within 60 days of such termination in the form determined under Article V.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 Unfunded Plan. This Plan is intended to be an unfunded deferred compensation plan. All credited amounts are unfunded, general obligations of Baxter. This Plan is not intended to create an investment contract.

     9.2 Unsecured General Creditor. In the event of Baxter's insolvency, Participants and their Beneficiaries, heirs, successors and assigns will have no legal or equitable rights, interest or claims in any property or assets of Baxter or any of its subsidiaries, nor will they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Baxter (the "Policies") greater than

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those of any other unsecured general creditors. In that event, any and all of
Baxter's assets and Policies will be, and remain, the general, unpledged, unrestricted assets of Baxter. Baxter's obligation under the Plan will be merely that of an unfunded and unsecured promise of Baxter to pay money in the future.

     9.3 Nonassignability. Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency. Nothing contained herein will preclude Baxter from offsetting any amount owed to it by a Participant against payments to such Participant or his or her Beneficiary.

     9.4 Protective Provisions. A Participant will cooperate with Baxter by furnishing any and all information requested by Baxter, in order to facilitate the payment of benefits hereunder.

     9.5 Governing Law. The provisions of this Plan will be construed and interpreted according to the laws of the State of Illinois, without regard to any conflicts of law provisions.

     9.6 Severability. In the event any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if the illegal or invalid provision had never been inserted, and Baxter will have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan, including, but not by way of limitation, the opportunity to construe and enforce the Plan as if such illegal and invalid provision had never been inserted herein.

     9.7 Notice. Any notice or filing required or permitted to be given to Baxter or the Administrator under the Plan will be sufficient if in writing and hand delivered, or sent by registered or certified mail or by overnight courier to Baxter's Corporate Secretary and, if mailed, will be addressed to the principal executive offices of Baxter. Notice to a Participant or Beneficiary may be hand delivered or mailed to the Participant or Beneficiary at his or her most recent address as listed in the records of Baxter. Notices will be deemed given as of the date of delivery or the day after mailing or, if delivery is made by certified or registered mail, as of the date shown on the receipt for registration or certification. Any person entitled to notice hereunder may waive such notice.

     9.8 Successors. The provisions of this Plan will bind and inure to the benefit of Baxter, the Participants and Beneficiaries, and their respective successors, heirs and assigns. The term successors as used herein will include any corporate or other business entity, which, whether by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of Baxter, and successors of any such corporation or other business entity.

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     9.9  Participant Litigation. In any action or proceeding regarding the
Plan, Non-Employee Directors, Participants, Beneficiaries or any other persons having or claiming to have an interest in this Plan will not be necessary parties and will not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding will be binding and conclusive on all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against Baxter, the Administrator, or any member of the Board by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant's or other person's benefits, the costs to such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan will constitute a release of Baxter, the Administrator, the Board and the Compensation Committee, and their respective agents from any and all liability and obligation not involving willful misconduct or gross neglect.

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